Exhibit 99.1

Voya Financial Announces First-Quarter 2019 Results

First-quarter 2019 net income available to common shareholders of $0.42 per diluted share
First-quarter 2019 adjusted operating earnings1 of $1.07 per diluted share, after-tax; Normalized for the following items, first-quarter 2019 adjusted operating earnings were $1.22 per diluted share, after-tax:

•	$0.01 per diluted share, after-tax, of favorable deferred acquisition costs and value of business acquired (“DAC/VOBA”) and other intangibles unlocking; and

•	$(0.16) per diluted share, after-tax and DAC/VOBA, of prepayment fees and alternative investment income below the company’s long-term expectations.
Voya completes previously announced accelerated share repurchase agreement for $250 million of Voya common stock; enters into new agreement to repurchase an additional $236 million of shares beginning in the second quarter of 2019 — upon completion of the new agreement, Voya will have utilized its previous share repurchase authorization
Board of directors authorizes the repurchase of an additional $500 million of Voya common stock — new authorization expires on June 30, 2020

NEW YORK, May 7, 2019 — Voya Financial, Inc. (NYSE: VOYA) today announced financial results for the first quarter of 2019.

“During the first quarter, we continued to execute on our plans to achieve organic growth and cost savings as well as effectively deploy excess capital,” said Rodney O. Martin, Jr., chairman and CEO, Voya Financial, Inc. “Our normalized first-quarter 2019 adjusted operating earnings were $1.22 per diluted share, after-tax, up 23% compared with the first quarter of 2018. Our results reflect several notable achievements in our organic growth plans, including an 11% increase in Retirement full service recurring deposits for the trailing twelve months ended March 31, 2019; more than $1 billion in Institutional net flows in Investment Management; and a 14% increase in annualized in-force premiums in Employee Benefits compared with the first quarter of 2018.

"We also concluded the first quarter with over $700 million in excess capital, which demonstrates the continued strong free cash flows generated by Voya's businesses and will enable us to continue to execute on our capital deployment plans. Following the completion of the $250 million accelerated share repurchase agreement that we entered into during the first
1 This press release includes certain non-GAAP financial measures, including adjusted operating earnings and book value, excluding accumulated other comprehensive income. More information on non-GAAP measures and reconciliations to the most comparable U.S. GAAP measures can be found in the “Use of Non-GAAP Financial Measures” section of this release and in the company’s Quarterly Investor Supplement.

quarter, we entered into a new, $236 million agreement early during the second quarter, which, when completed, fully utilizes our existing share repurchase authorization. Subsequently, we've received from the board of directors an additional $500 million share repurchase authorization.

“As we previously announced, we intend to increase our common stock dividend to a yield of at least 1% and we expect to do so beginning in the third quarter of 2019. As we continue to execute on share repurchases given the current attractive valuation levels of our common shares, providing a higher-yielding dividend will enable us to attract new investors to Voya.

“Overall, we are on track to achieve the plans that we shared during our Investor Day in November 2018, and we remain committed to achieving our target of at least 10% annual adjusted operating earnings per share growth over the next three years, on a normalized basis. With our strong, established presence in the workplace and focus on institutional clients, we remain well positioned to achieve our vision to be America's Retirement Company,” added Martin.

FIRST-QUARTER 2019 SUMMARY

	Three Months Ended
	March 31, 2019		March 31, 2018
	($ in millions)	(per share)	($ in millions)	(per share)
Net income available to common shareholders	$64	$0.42	$446	$2.50
Adjusted operating earnings, after-tax	$163	$1.07	$137	$0.77
Normalized adjusted operating earnings, after-tax	$186	$1.22	$178	$0.99
Common book value		$59.13		$54.65
Common book value, excluding AOCI		$45.84		$45.84
Weighted avg common shares outstanding (in millions):
Basic	147		172
Diluted	151		178

Net income available to common shareholders were $64 million, or $0.42 per diluted share in the first quarter of 2019, compared with $446 million, or $2.50 per diluted share in the first quarter of 2018. The decline is largely due to higher income from discontinued operations in the first quarter of 2018. Income (loss) from discontinued operations in the first quarter of 2019 includes a $79 million charge related to a proposed settlement of purchase price true-up amounts payable by the company in connection with the sale of its fixed and variable annuities businesses, which it completed in 2018. Voya does not anticipate further material charges in connection with the sale.

Adjusted operating earnings in the first quarter of 2019 were $163 million, or $1.07 per diluted share, after-tax, up from $137 million, or $0.77 per diluted share, after-tax, in the first quarter of 2018. First-quarter 2018 results included $56 million, after-tax, of unfavorable DAC/VOBA and other intangibles unlocking as well as prepayment fees and alternative investment income that was $8 million, after-tax, above the company's long-term expectations. Conversely, first-quarter 2019 results included $1 million, after-tax, of favorable DAC/VOBA and other intangibles unlocking as well as prepayment fees and alternative investment income that was $24 million, after-tax, below the company's long-term expectations.

Normalized adjusted operating earnings (which excludes DAC/VOBA and other intangibles unlocking; prepayment fees and alternative investment income above or below the company's long-term expectations; and Investment Management adjusted operating earnings associated with the annuities business that was sold on June 1, 2018) in the first quarter of 2019 were $186 million, or $1.22 per diluted share, after-tax, up from $178 million, or $0.99 per diluted share, after-tax, in the first quarter of 2018. The increase reflects higher adjusted operating earnings in Employee Benefits and Individual Life, which were partially offset by lower fee-based revenues in Retirement and Investment Management. On a per-share basis, the improvement also reflects the company's share repurchases.

FIRST-QUARTER 2019 HIGHLIGHTS

•	Business results:

◦
Retirement reported first-quarter 2019 adjusted operating earnings of $129 million. For the trailing twelve months (TTM) ended March 31, 2019, full service recurring deposits increased 11% to $9.6 billion compared with $8.6 billion for the TTM ended March 31, 2018. Total full service net flows were $584 million, with the first quarter of 2019 marking the 22nd consecutive quarter of positive full service net flows for Corporate Markets.

◦
Investment Management reported first-quarter 2019 adjusted operating earnings of $34 million. Institutional net flows were $1.1 billion in the first quarter of 2019 and $4.5 billion for the TTM ended March 31, 2019, reflecting strong commercial growth in the business. The first quarter of 2019 was the company's 13th consecutive quarter of positive Institutional net flows.

◦
Employee Benefits increased first-quarter 2019 adjusted operating earnings to $38 million, up 19% compared with the first quarter of 2018 and reflecting a total aggregate loss ratio of 72.3% for the TTM ended March 31, 2019. In the first quarter of 2019, annualized in-force premiums exceeded $2 billion for the first time and were up 14% compared with the first quarter of 2018, reflecting both continued pricing discipline and continued growth in the voluntary business.

•	Capital deployment:

◦	Completed the company's previously announced $250 million accelerated share repurchase agreement and entered into a new, $236 million accelerated share repurchase agreement.

◦	Board of directors authorizes an additional $500 million in share repurchases; new authorization expires on June 30, 2020.

◦	Voya intends to increase its common stock dividend to a yield of at least 1% beginning in the third quarter of 2019.

◦
Excess capital* of $705 million as of March 31, 2019, which is the amount above the company’s holding company liquidity target of $200 million and estimated statutory surplus in excess of a 400% combined RBC ratio. As of March 31, 2019, Voya’s estimated RBC ratio* was 475%. (*Proforma for the estimated purchase price true-up amounts payable by the company in connection with the sale of its fixed and variable annuities businesses.)

•	Total company assets under management and administration of $547 billion as of March 31, 2019.

SEGMENT DISCUSSIONS
The following segment discussions compare the first quarter of 2019 with the first quarter of 2018, unless otherwise noted. All figures are presented before income taxes.

Retirement
Retirement adjusted operating earnings were $129 million, up from $109 million. The increase primarily reflects:

•
$4 million of positive DAC/VOBA and other intangibles unlocking in the first quarter of 2019 compared with $41 million of negative DAC/VOBA and other intangibles unlocking in the first quarter of 2018, which was driven by changes in guaranteed minimum interest rate provisions for certain retirement plan contracts;

•	$9 million of lower fee-based margin primarily due to lower average asset balances, which were impacted by equity market declines in the fourth quarter of 2018;

•
$5 million of lower investment income, including prepayment fee and alternative investment income that was, in aggregate, $16 million below the company's long-term expectations (before the effect of income taxes and DAC) in the first quarter of 2019;

•	a $6 million improvement in net underwriting gain (loss) and other revenue; and

•	$21 million of higher administrative expenses, largely due to costs associated with the onboarding of new plans, expansion of distribution, higher pension expenses and a legal accrual.

($ in millions)	Trailing twelve months ended Mar. 31, 2019	Trailing twelve months ended Dec. 31, 2018	Trailing twelve months ended Mar. 31, 2018
Retirement — Full Service
Full Service recurring deposits	$9,619	$9,343	$8,634

($ in millions)	Three months ended Mar. 31, 2019	Three months ended Dec. 31, 2018	Three months ended Mar. 31, 2018
Retirement
Total client assets	$391,856	$361,575	$417,007

Retirement — Full Service
Full Service recurring deposits	$2,803	$2,173	$2,527
Full Service net flows	$584	$1,315	$47
Full Service client assets	$129,976	$119,219	$122,604

Retirement total client assets for the three months ended March 31, 2019 increased to $392 billion compared with the three months ended Dec. 31, 2018 due to equity market growth and positive net flows in Corporate Markets. The decline in total client assets compared with March

31, 2018 reflects a previously announced termination of a large recordkeeping plan of approximately $40 billion of plan assets in the fourth quarter of 2018.

Investment Management
Investment Management adjusted operating earnings were $34 million, compared with $61 million. The decline primarily reflects:

•
$24 million of lower fee-based margin driven by $9 million of lower fee income resulting from the company's June 1, 2018 sale of substantially all of its annuities businesses, lower Retail fee income, and higher private equity and performance-based fees earned in the first quarter of 2018.

•
$13 million of lower investment capital revenues driven by lower private equity earnings, as first-quarter 2019 investment capital results were $7 million below long-term expectations, largely reflecting fourth-quarter 2018 valuations; and

•
$10 million of lower expenses as a decline in variable compensation expenses associated with lower adjusted operating earnings and a one-time legal recovery were partially offset by higher pension expenses.

($ in millions)	1Q, 2019	4Q, 2018	1Q, 2018
Investment Management AUM
External clients	$153,660	$147,176	$140,558
General account	56,021	56,288	81,893
Total	$209,681	$203,464	$222,451

Investment Management Net Flows
Institutional	$1,105	$694	$14
Retail (including sub-advisor replacements)	(494)	(1,120)	(465)
Total (excluding divested annuities)	$611	$(426)	$(451)
Divested annuities outflows	(550)	(578)	(714)
Total	$61	$(1,004)	$(1,165)

During the first quarter of 2019, Investment Management net flows (excluding divested annuities) of $611 million included $1,105 million in Institutional net inflows (primarily from fixed income asset classes and CLO issuances) and $494 million in Retail net outflows (primarily from certain equity strategies and partially offset by fixed income net inflows).

Total Investment Management AUM was $210 billion as of March 31, 2019. The increase from Dec. 31, 2018 primarily reflects higher equity markets and total net flows, while the decline from March 31, 2018 is largely due to the reduction in the company's general account that resulted from the sale of substantially all of the company's individual annuities businesses on June 1, 2018.

Employee Benefits
Employee Benefits adjusted operating earnings were $38 million, up from $32 million. First-quarter 2018 results reflected $1 million of negative DAC/VOBA and other intangibles unlocking.

The increase primarily reflects:

•	$19 million of higher underwriting results largely driven by an improvement in the loss ratio for Stop Loss and growth in the Voluntary block;

•	$7 million of higher administrative expenses to support growth in the business; and

•
$1 million of lower investment income, including prepayment fee and alternative investment income that was, in aggregate, $2 million below the company's long-term expectations (before the effect of income taxes and DAC) in the first quarter of 2019.

($ in millions)	1Q, 2019	4Q, 2018	1Q, 2018
Employee Benefits Annualized In-Force Premiums
Group Life, Disability and Other	$720	$659	$663
Stop Loss	1,053	969	925
Voluntary	390	311	303
Total	$2,163	$1,939	$1,891

	Trailing twelve months ended Mar. 31, 2019	Trailing twelve months ended Dec. 31, 2018	Trailing twelve months ended Mar. 31, 2018
Total Aggregate Loss Ratio	72.3%	72.5%	72.9%

Compared with the first quarter of 2018, total Employee Benefits in-force premiums increased 14%, reflecting strong growth in all products, especially Voluntary. The Total Aggregate Loss Ratio improved to 72.3% for the TTM ended March 31, 2019, within the company's target range of 71% to 74%, and driven largely by continued pricing discipline and significant improvement in the loss ratio for Stop Loss.

Individual Life
Individual Life adjusted operating earnings were $48 million compared with $17 million. The increase primarily reflects:

•	$26 million of lower negative DAC/VOBA and other intangibles unlocking, which reflects improved mortality experience compared with the first quarter of 2018;

•
flat investment income, including prepayment fee and alternative investment income that was, in aggregate, $5 million below the company's long-term expectations (before the effect of income taxes and DAC) in the first quarter of 2019; and

•	$2 million of lower administrative expenses due to the discontinuance of new sales.

Total Individual Life sales, which primarily consist of indexed life insurance, were $34 million. Sales recorded in the first quarter of 2019 reflect the completion of most new business applications that were received through year-end 2018, when Voya stopped accepting new applications for individual life products.

Corporate
Corporate adjusted operating losses were $55 million compared with losses of $56 million. First-quarter 2019 results reflect a decline in the stranded costs that resulted from the company's sale of substantially all of its individual annuities businesses on June 1, 2018, largely offset by the semi-annual preferred stock dividend in the first quarter of 2019, slightly lower earnings from the company's legacy annuities business, and several favorable items in the first quarter of 2018 that did not recur.

Share Repurchases
Early in the second quarter of 2019, Voya completed the previously announced accelerated share repurchase (“ASR”) agreement entered into with a third-party during the first quarter of 2019 to repurchase an aggregate of $250 million of Voya’s common stock. Under this agreement, approximately 5.35 million shares of common stock were repurchased.

Early in the second quarter of 2019, Voya entered into a new ASR agreement with a third-party to repurchase an aggregate of $236 million of Voya’s common stock. The final number of shares to be repurchased will be based on the volume-weighted average stock price of Voya’s common stock less a discount and subject to potential adjustments pursuant to the terms of the ASR agreement. Final settlement of the transaction under the ASR agreement is expected to occur by the beginning of the third quarter of 2019. Giving effect to the completion of this most recent ASR agreement, the company has utilized its previous share repurchase authorization.

The company announced today that its board of directors has increased the amount of the company’s common stock authorized for repurchase under the company’s share repurchase program by an additional $500 million. Under its share repurchase program, the company may, from time to time, purchase shares of its common stock through various means, including open market transactions, privately negotiated transactions, forward, derivative, accelerated repurchase, or automatic repurchase transactions, or tender offers. The additional $500 million share repurchase authorization expires on June 30, 2020 (unless extended), and does not obligate the company to purchase any shares. The authorization for the share repurchase program may be terminated, increased or decreased by the board of directors at any time.

Supplementary Financial Information
More detailed financial information can be found in the company’s Quarterly Investor Supplement, which is available on Voya’s investor relations website, investors.voya.com.

Earnings Call and Slide Presentation
Voya will host a conference call on Wed., May 8, 2019, at 10 a.m. ET, to discuss the company’s first-quarter 2019 results. The call and slide presentation can be accessed via the company’s investor relations website at investors.voya.com. A replay of the call will be available on the company’s investor relations website at investors.voya.com starting at 1 p.m. ET on May 8, 2019.

Media Contacts:                    Investor Contacts:
Christopher Breslin                    Michael Katz
212-309-8941                        212-309-8999
Christopher.Breslin@voya.com            IR@voya.com

Bill Sutton                        Mei Ni Chu
860-580-2626                        212-309-8929
William.Sutton@voya.comIR@voya.com

About Voya Financial
Voya Financial, Inc. (NYSE: VOYA), helps Americans plan, invest and protect their savings — to get ready to retire better. Serving the financial needs of approximately 13.8 million individual and institutional customers in the United States, Voya is a Fortune 500 company that had $8.5 billion in revenue in 2018. The company had $547 billion in total assets under management and administration as of March 31, 2019. With a clear mission to make a secure financial future possible — one person, one family, one institution at a time — Voya’s vision is to be America’s Retirement Company®. Certified as a “Great Place to Work” by the Great Place to Work® Institute, Voya is equally committed to conducting business in a way that is socially, environmentally, economically and ethically responsible. Voya has been recognized as one of the 2018 World’s Most Ethical Companies® by the Ethisphere Institute, one of the 2018 World’s Most Admired Companies by Fortune magazine and one of the Top Green Companies in the U.S. by Newsweek magazine. For more information, visit voya.com. Follow Voya Financial on Facebook, LinkedIn and Twitter @Voya.

Use of Non-GAAP Financial Measures
We believe that Adjusted operating earnings before income taxes provides a meaningful measure of its business and segment performance and enhances the understanding of our financial results by focusing on the operating performance and trends of the underlying business segments and excluding items that tend to be highly variable from period to period based on capital market conditions or other factors. We use the same accounting policies and procedures to measure segment Adjusted operating earnings before income taxes as we do for the directly comparable U.S. GAAP measure, which is Income (loss) from continuing operations before income taxes.

Adjusted operating earnings before income taxes does not replace Income (loss) from continuing operations before income taxes as a measure of our consolidated results of operations. Therefore, we believe that it is useful to evaluate both Income (loss) from continuing operations before income taxes and Adjusted operating earnings before income taxes when reviewing our financial and operating performance. Each segment’s Adjusted operating earnings before income taxes is calculated by adjusting Income (loss) from continuing operations before income taxes for the following items:

•
Net investment gains (losses), net of related amortization of DAC, VOBA, sales inducements and unearned revenue, which are significantly influenced by economic and market conditions, including interest rates and credit spreads, and are not indicative of normal operations. Net investment gains (losses) include gains (losses) on the sale of securities, impairments, changes in the fair value of investments using the FVO unrelated to the implied loan-backed security income recognition for certain mortgage-backed obligations and changes in the fair value of derivative instruments, excluding realized gains (losses) associated with swap settlements and accrued interest;

•
Net guaranteed benefit hedging gains (losses), which are significantly influenced by economic and market conditions and are not indicative of normal operations, include changes in the fair value of derivatives related to guaranteed benefits, net of related reserve increases (decreases) and net of related amortization of DAC, VOBA and sales inducements, less the estimated cost of these benefits. The estimated cost, which is reflected in operating results, reflects the expected cost of these benefits if markets perform in line with our long-term expectations and includes the cost of hedging. Other derivative and reserve changes related to guaranteed benefits are excluded from operating results, including the impacts related to changes in nonperformance spread;

•
Income (loss) related to businesses exited through reinsurance or divestment that do not qualify as discontinued operations, which includes gains and (losses) associated with transactions to exit blocks of business (including net investment gains (losses) on securities sold and expenses directly related to these transactions) and residual run-off activity; these gains and (losses) are often related to infrequent events and do not reflect performance of operating segments. Excluding this activity better reveals trends in our core business, which would be obscured by including the effects of business exited, and more closely aligns Adjusted operating earnings before income taxes with how we manages our segments;

•
Income (loss) attributable to noncontrolling interest, which represents the interest of shareholders, other than those of Voya Financial, Inc., in the gains and (losses) of consolidated entities, or the attribution of results from consolidated VIEs or VOEs to which we are not economically entitled;

•	Dividend payments made to preferred shareholders are included as reductions to reflect the Adjusted operating earnings that is available to common shareholders;

•
Income (loss) related to early extinguishment of debt, which includes losses incurred as a result of transactions where we repurchase outstanding principal amounts of debt; these losses are excluded from Adjusted operating earnings before income taxes since the outcome of decisions to restructure debt are not indicative of normal operations;

•
Impairment of goodwill, value of management contract rights and value of customer relationships acquired, which includes losses as a result of impairment analysis; these represent losses related to infrequent events and do not reflect normal, cash-settled expenses;

•
Immediate recognition of net actuarial gains (losses) related to our pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments, which includes actuarial gains and losses as a result of differences between actual and expected experience on pension plan assets or projected benefit obligation during a given period. We immediately recognize actuarial gains and (losses) related to pension and other postretirement benefit obligations and gains and losses from plan adjustments and curtailments. These amounts do not reflect normal, cash-settled expenses and are not indicative of current Operating expense fundamentals; and

•
Other items not indicative of normal operations or performance of our segments or may be related to events such as capital or organizational restructurings undertaken to achieve long-term economic benefits, including certain costs related to debt and equity offerings and severance and other expenses associated with such activities. These items vary widely in timing, scope and frequency between periods as well as between companies to which we are compared. Accordingly, we adjust for these items as we believe that these items distort the ability to make a meaningful evaluation of the current and future performance of our segments.

Adjusted operating earnings before income taxes for Corporate includes Net investment gains (losses) and Net guaranteed benefit hedging gains (losses) associated with the Retained Business in periods prior to 2018. These retained amounts are insignificant and do not distort the ability to make a meaningful evaluation of the trends of Corporate activities.

Income (loss) related to businesses exited through reinsurance or divestment (including net investment gains (losses) on securities sold and expenses directly related to these transactions) is excluded from the results of operations from Adjusted operating earnings before income taxes. When we present the adjustments to Income (loss) from continuing operations before income taxes on a consolidated basis, each adjustment excludes the relative portions attributable to businesses exited through reinsurance or divestment.

The most directly comparable U.S. GAAP measure to Adjusted operating earnings before income taxes is Income (loss) from continuing operations before income taxes. For a reconciliation of Adjusted operating earnings before income taxes to Income (loss) from continuing operations before income taxes, see the tables that accompany this release, as well as our Quarterly Investor Supplement.

Normalized adjusted operating earnings excludes from Adjusted operating earnings before income taxes the following items:

•	DAC/VOBA and other intangibles unlocking;

•	Investment income from prepayment fees and alternative investments to the extent such income exceeds or is less than our long-term expectations for such amounts; and

•
For periods ended on or prior to June 30, 2018, Investment Management adjusted operating earnings related to our fixed and variable annuities businesses, which we sold in a transaction that closed on June 1, 2018.

Because DAC/VOBA and other intangibles unlocking can be volatile, excluding the effect of this item can improve period to period comparability..

In addition to Net income (loss) per common share, we report Adjusted operating earnings per common share (diluted) and Normalized adjusted operating earnings per common share (diluted) because we believe that Adjusted operating earnings before income taxes provides a meaningful measure of its business and segment performances and enhances the understanding of our financial results by focusing on the operating performance and trends of the underlying business segments and excluding items that tend to be highly variable from period to period based on capital market conditions and/or other factors.

In addition to book value per common share including Accumulated other comprehensive income (AOCI), we also report book value per common share excluding AOCI and shareholders' equity excluding AOCI and preferred stock. Included in AOCI are investment portfolio unrealized gains or losses. In the ordinary course of business we do not plan to sell most investments for the sole purpose of realizing gains or losses, and book value per common share excluding AOCI and common shareholders' equity excluding AOCI provide a measure consistent with that view. The Adjusted debt to capital ratio includes a 25% equity treatment afforded to subordinated debt, 100% equity treatment afforded to preferred stock and excludes AOCI.

For a reconciliation of these non-GAAP measures to the most directly comparable U.S. GAAP measures, refer to the tables that accompany this release, as well as our Quarterly Investor Supplement.

We analyze our segment performance based on the sources of earnings. We believe this supplemental information is useful in order to gain a better understanding of our Adjusted operating earnings before income taxes for the following reasons: (1) we analyze our business using this information and (2) this presentation can be helpful for investors to understand the main drivers of Adjusted operating earnings (loss) before income taxes. The sources of earnings are defined as such:

•
Investment spread and other investment income consists of net investment income and net realized investment gains (losses) associated with swap settlements and accrued interest, less interest credited to policyholder reserves.

•	Fee based margin consists primarily of fees earned on assets under management ("AUM"), assets under administration and advisement ("AUA"), and transaction based recordkeeping fees.

•
Net underwriting gain (loss) and other revenue contains the following: the difference between fees charged for insurance risks and incurred benefits, including mortality, morbidity, and surrender results, contractual charges for universal life and annuity contracts, the change in the unearned revenue reserve for universal life contracts, and that portion of traditional life insurance premiums intended to cover expenses and profits. Certain contract charges for universal life insurance are not recognized in income immediately, but are deferred as unearned revenues and are amortized into income in a manner similar to the amortization of DAC.

•	Administrative expenses are general expenses, net of amounts capitalized as acquisition expenses and exclude commission expenses and fees on letters of credit.

•	Net commissions are commissions paid that are not deferred and thus recorded directly to expense.

•	For a detail explanation of DAC/VOBA and other intangibles amortization/unlocking refer to our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q.

More details on these sources of earnings can be found in Voya Financial’s Quarterly Investor Supplement, which is available on Voya Financial’s investor relations website, investors.voya.com.

Forward-Looking and Other Cautionary Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements relating to future developments in our business or expectations for our future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Actual results, performance or events may differ materially from those projected in any forward-looking statement due to, among other things, (i) general economic conditions, particularly economic conditions in our core markets, (ii) performance of financial markets, including emerging markets, (iii) the frequency and severity of insured loss events, (iv) mortality and morbidity levels, (v) persistency and lapse levels, (vi) interest rates, (vii) currency exchange rates, (viii) general competitive factors, (ix) changes in laws and regulations, (x) changes in the policies of governments and/or regulatory authorities, and (xi) our ability to successfully manage the separation of the fixed and variable annuities businesses that we sold to VA Capital LLC on June 1, 2018, including the transition services on the expected timeline and economic terms. Factors that may cause actual results to differ from those in any forward-looking statement also include those described under "Risk Factors," "Management’s Discussion and Analysis of Financial Condition and Results of Operations-Trends and Uncertainties" in the Annual Report on Form 10-K for the year ended Dec. 31,

2018, which we filed with the Securities and Exchange Commission on Feb. 22, 2019 and "Risk Factors," in our Quarterly Report on Form 10-Q for the three-month period ended March 31, 2019, which we expect to file with the Securities and Exchange Commission on or before May 10, 2019.

VOYA-IR

# # #

Reconciliation of Net Income (Loss) to Normalized Adjusted Operating Earnings and Earnings Per Share (Diluted) Quarter-to-Date
	Three Months Ended
(in millions USD, except per share)	3/31/2019				3/31/2018
	Pre-tax	Tax Effect (1)	After-tax	Per share	Pre-tax	Tax Effect (1)	After-tax	Per share

Net Income (loss) available to Voya Financial, Inc.'s common shareholders			$64	$0.42			$446	$2.50
Less: Preferred stock dividends			(10)	(0.07)			—	—
Net Income (loss) available to Voya Financial, Inc.			74	0.49			446	2.50
Plus: Net income (loss) attributable to noncontrolling interest			(1)	(0.01)			—	—
Net Income (loss)			73	0.48			446	2.50
Less: Income (loss) from discontinued operations, net of tax			(79)	(0.52)			429	2.40
Income (loss) from continuing operations	177	25	152	1.00	21	4	17	0.10
Less Adjustments
Net Investment gains (losses) and related charges and adjustments	23	5	18	0.12	(61)	(13)	(48)	(0.27)
Net guaranteed benefit hedging gains (losses) and related charges and adjustments	(2)	—	(2)	(0.01)	(14)	(3)	(11)	(0.06)
Income (loss) related to businesses exited through reinsurance or divestment	(21)	(4)	(17)	(0.11)	(45)	(9)	(36)	(0.20)
Net income (loss) attributable to noncontrolling interest	(1)	—	(1)	(0.01)	—	—	—	—
Income (loss) on early extinguishment of debt	—	—	—	—	(3)	(1)	(2)	(0.01)
Immediate recognition of net actuarial gains (losses) related to pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments	66	14	52	0.34	—	—	—	—
Dividend payments made to preferred shareholders	10	—	10	(0.07)	—	—	—	—
Other adjustments (2)	(92)	(19)	(71)	(0.47)	(19)	4	(23)	(0.13)
Adjusted operating earnings	194	31	163	1.07	163	26	137	0.77
Less Adjustments
DAC, VOBA and other intangibles unlocking	1	—	1	0.01	(71)	(15)	(56)	(0.31)
Prepayment fees and alternative investment income above (below) long-term expectations	(30)	(6)	(24)	(0.16)	10	2	8	0.05
Investment Management earnings related to annuities business sold on 6/1/2018	—	—	—	—	9	2	7	0.04
Normalized adjusted operating earnings	$223	$37	$186	$1.22	$215	$37	$178	$0.99
(1) The adjusted operating effective tax rate is based on the actual income tax expense for the current period related to Income (loss) from continuing operations, adjusted for estimated taxes on non-operating items and non-operating tax impacts, such as those related to restructuring, changes in a tax valuation allowance and changes to tax law, including the Tax Cuts and Jobs Act. For non-operating items, we apply a 21% tax rate.

(2) “Other adjustments” primarily consists of restructuring expenses (severance, lease write-offs, etc.) and tax adjustments.

Reconciliation of Fully Diluted Weighted Average Shares to Normalized Adjusted Operating Diluted Weighted Average Shares
	Three Months Ended
(in millions USD)	3/31/2019	3/31/2018

Fully Diluted weighted average shares outstanding	151	178
Dilutive effect of the exercise or issuance of stock based awards	—	—
Weighted average common shares outstanding - diluted (adjusted operating)	151	178

Reconciliation of Book Value per Common Share to Book Value per Share excluding AOCI
	As of March 31, 2019	As of March 31, 2018

Book value per common share, including AOCI	$59.13	$54.65
Per share impact of AOCI	(13.29)	(8.81)
Book value per common share, excluding AOCI	$45.84	$45.84

Reconciliation of Investment Management Adjusted Operating Margin to Adjusted Operating Margin Excluding Investment Capital (1)
	Three Months Ended
(in millions USD, unless otherwise indicated)	3/31/2019	12/31/2018	3/31/2018

Adjusted Operating revenues	$148	$159	$185
Adjusted operating expenses	(114)	(115)	(124)
Adjusted operating earnings before income taxes	$34	$44	$61
Adjusted operating margin	22.7%	27.7%	32.9%

Adjusted Operating revenues	$148	$159	$185
Less:
Investment Capital Results	(2)	5	11
Adjusted operating revenues excluding Investment Capital	150	154	174
Adjusted operating expenses	(114)	(115)	(124)
Adjusted operating earnings excluding Investment Capital	$36	$39	$50
Adjusted operating margin excluding Investment Capital	23.9%	25.5%	28.6%
(1) In our Investment Management business, adjusted operating margin excluding Investment Capital results is reported because results from Investment Capital can be volatile and excluding the effect of this item can improve period-to-period comparability.